Exhibit 23




The Board Directors
Eagle Federal Savings Bank:

We consent to the use of our report dated August 5, 1994 with respect to the Statement of Acquired Assets and Liabilities Assumed at June 10, 1994, which report is included herein.

KPMG PEAT MARWICK




Hartford, Connecticut
August 11, 1994